Exhibit 99.1


                         Tasty Baking Company Announces
            Exploration of Long-Term Strategic Manufacturing Options


    PHILADELPHIA--(BUSINESS WIRE)--May 11, 2006--Tasty Baking Company (NasdaqNM:TSTY) announced today that the company will begin exploring long-term strategic manufacturing options.
    Tasty Baking Company currently manufactures its products at two facilities, located in Philadelphia and Oxford, Pennsylvania. The company will evaluate various manufacturing alternatives, including upgrading the original Philadelphia bakery, enhancing use of the Oxford bakery, relocating to a new facility or a combination of these options. The company prefers to maintain operations in the City of Philadelphia.
    Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, "We are committed to driving long-term shareholder value by growing the company's sales and earnings. We believe that improving our manufacturing capability will enhance the company's competitive position."
    This evaluation project will be led by a cross-functional team of senior company executives that will work closely with external consultants to thoroughly consider all viable options. There can be no assurance that any change in the company's manufacturing strategy will occur as a result of this evaluation.

    ABOUT TASTY BAKING COMPANY

    Tasty Baking Company (NasdaqNM:TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company's website or by calling 1-800-33-TASTY.

    "Safe Harbor Statement" Under the Private Securities Litigation Reform Act of 1995

    Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. There are a number of factors that may cause actual results to differ from these forward-looking statements, including without limitation, the costs to upgrade and enhance existing facilities, the costs to acquire (or lease) and fit-out a new facility and relocate thereto, the cost and availability of capital to fund improvements or new facilities, the success of marketing and sales strategies and new product development, the ability to successfully enter new markets, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company's annual reports to shareholders and the company's periodic reports filed with the Securities and Exchange Commission from time to time, including reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. There can be no assurance that the company will change its manufacturing strategy or, in the event of a change in its manufacturing strategy, that the new strategy will be successful. The company assumes no obligation to publicly update or revise any forward-looking statements.


    CONTACT: Tasty Baking Company
             Mary C. Borneman, 215-221-8537
             mary.borneman@tastykake.com
             or
             David S. Marberger, 215-221-8500